EXHIBIT 10.2

EXCLUSIVE LICENSE AGREEMENT

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into by and between THE BOARD OF REGENTS of THE UNIVERSITY OF TEXAS SYSTEM (hereinafter “BOARD”), a governing board established under the laws of the State of Texas, THE UNIVERSITY OF TEXAS SYSTEM CANCER CENTER (hereinafter “UTSCC”), a component institution of The University of Texas System (hereinafter “System”) and ARGUS PHARMACEUTICALS, INC. (hereinafter “LICENSEE”), a Delaware corporation, whose address is 2170 Buckthorne Place, Suite 350-A, The Woodlands, Texas 77380 and shall be effective as of the effective date as provided for hereinafter.

WITNESSETH:

WHEREAS, BOARD is the owner of the BOARD Patent Rights and BOARD Technical Information, as hereinafter defined, conceived, discovered, or reduced to practice by UTSCC; and

WHEREAS, LICENSEE is desirous of obtaining a world-wide non-assignable (except as expressly provided herein), royalty-bearing exclusive license, with the right to grant sublicenses, under the BOARD Patent Rights and BOARD Technical Information; and

WHEREAS, LICENSEE desires the right to use the names Board of Regents, The University of Texas System, M. D. Anderson Hospital and Tumor Institute, and The University of Texas System Cancer Center for the purposes set forth herein; and

WHEREAS, BOARD desires to grant LICENSEE such a world-wide exclusive license, and the right to use such names, under the following terms and conditions;

NOW, THEREFORE, in consideration of the foregoing, and the covenants and promises contained herein, the sufficiency of which are hereby acknowledged by the parties, BOARD, UTSCC and LICENSEE hereby agree as follows:

I.

DEFINITIONS

A. The term “Researchers/Inventors” when used herein shall mean Roman Perez-Soler, M.D., Waldemar Priebe, Ph.D., Reeta T. Mehta, Ph.D., Kapil Mehta, Ph.D. and/or Gabriel Lopez-Berestein, M.D.

B. The term “Licensed Subject Matter” shall mean liposomal encapsulated Nystatin and other liposomal encapsulated polyene antibiotics (except amphotericin B), liposomal encapsulated Anthracyclines, and liposomal encapsulated retinoids, together with any invention, discovery, know-how, process, procedure, method, protocol, formula, technique, software, design, drawing, data, devices, specifications, sketches or other technical information related thereto conceived, discovered, or reduced to practice by the Researchers/Inventors, as of the date hereof, irrespective of whether other persons jointly participate in such conception, discovery or reduction to practice, and Related Technology (as defined in Paragraph I.C. herein) to be conceived, discovered, or reduced to practice as the result of funding provided under LICENSEE’s sponsored research program, as provided in the Research and Development Contract (“R & D Contract”) between LICENSEE and UTSCC, attached hereto as Exhibit I and incorporated herein, and all processes, compositions, uses and Products resulting therefrom. The term “Licensed Subject Matter” shall include the patents, patent applications and areas of research listed on Schedule I which is attached to this Agreement and incorporated herein by reference for all purposes.

C. The term “Related Technology” when used herein shall mean any invention, discovery, know-how, trade secret, or technical information conceived, discovered, or reduced to practice as the result of funding under and during the term of the R & D Contract.

D. The term “BOARD Patent Rights”, when used herein, shall mean those United States and foreign patents and patent applications or prospective patent applications, which relate to the Licensed Subject Matter (as defined in Paragraph I. B. herein), any technology that is an infringement thereof (except as provided in Paragraph 5.5 of the R & D Contract), and Improvements (as defined in Paragraph I. L. herein) that are the subject of any patent or patent application, in which BOARD now has or in the future acquires any interest during the term of this Agreement or during the term and arising as a result of the R & D Contract.

E. The term “BOARD Technical Information”, when used herein, shall mean all Licensed Subject Matter and all Improvements that are not subsumed within the BOARD Patent Rights.

F. The term “Licensed Patented Product or Process”, when used herein, shall mean any product, apparatus, or process made, used, or marketed or sold in any country where such product, apparatus or process is covered by the claims of an issued patent or a pending patent application included within the BOARD Patent Rights, together with any product made by the use of any process in any country in which such process or apparatus is covered by the claims of an issued patent or a pending patent application included within the BOARD Patent Rights.

G. The term “Licensed Non-Patented Product or Process”, when used herein, shall mean any product, apparatus or process utilizing or relating to the Licensed Subject Matter which is manufactured, used, marketed or sold with the use of any BOARD Technical Information which does not utilize any BOARD Patent Rights, together with any product utilizing the Licensed Subject Matter which is manufactured by a process or apparatus which uses any BOARD Technical Information and which does not utilize any BOARD Patent Rights.

H. The term “Process” when used herein shall mean and include the manufacturing and utilization of the Licensed Patented Products or Licensed Non-Patented Products for diagnostic or therapeutic purposes.

I. The term “Product” when used herein shall mean any Licensed Patented Product or Process, and/or any Licensed Non-Patented Product or Process, as said terms are defined herein.

J. The term “Net Sales”, when used herein, shall mean the amount received or collected by LICENSEE from commercial sales or other use or disposition for value (including any marketing fees paid to LICENSEE in connection with sales of Products, but not including proceeds received from the sale of marketing rights as described in Paragraph III.A.3 hereof), in bona fide arms-length transactions, less (i) cash, trade and/or quantity discounts, (ii) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, (iii) freight, transportation and freight insurance (iv) sales and use taxes and (v) other charges which, under generally accepted accounting principles, are deemed to be incidental to the sale.

K. The term “Subsidiary” shall mean a corporation, partnership, association, trust or other legal entity which owns, controls, is owned or controlled by, or is under common ownership or control of, a party to this Agreement. For purposes of this definition, “control” shall mean the ownership of such number of outstanding shares or other interests aggregating more than 50% of the ordinary voting power for the election of directors or the exercise of control of such entity.

L. The term “Improvement” where used herein means any change or modification to the Licensed Subject Matter, and any compositions, Products and uses resulting therefrom (together with all other patents and patent applications, including any division, continuation, continuation-in-part or reissue thereof, or substitute therefor and the patents that may issue from such changes or modifications), conceived, discovered, or reduced to practice, in whole or in part by the Researchers/Inventors, irrespective of whether other persons jointly participate in such conception, discovery or reduction to practice, to the extent that such change or modification relates to the Licensed Subject Matter.

II.

GRANT OF RIGHTS

A. BOARD hereby grants to LICENSEE and its Subsidiaries, for the term of this Agreement (subject to the provisions of Paragraph VI.C. herein), an exclusive, world-wide license, including the right to grant sublicenses, under (1) the BOARD Patent Rights, (2) the BOARD Technical Information, excluding from (1) and (2) those Improvements first conceived after the termination of the R & D Contract, and (3) Related Technology, to manufacture, use, market and sell any Product throughout the United States of America, its territories and possessions and in all foreign countries.

B. UTSCC and BOARD hereby grant to LICENSEE a right of first refusal to an exclusive, world-wide, royalty bearing license for Improvements first conceived after the termination of the R & D Contract but before the termination of this Agreement, provided that the rights to such Improvements are not already owned by a third party. UTSCC and BOARD agree that they shall (1) refrain from disclosing such Improvements to third parties (except as provided in Article V herein) or entering into negotiations or agreements with third parties with regard to the disposition of an Improvement except as otherwise expressly permitted by this Agreement; and (2) give LICENSEE prompt written notice of any such Improvement, which notice shall specify all relevant technical and scientific information pertaining to the Improvement in sufficient detail to permit LICENSEE to reasonably assess its interest in the Improvement and UTSCC’s projected research funding requirements, if any (the “Improvement Notice”). If LICENSEE delivers notice to UTSCC of its interest in an Improvement (“Notice of Interest”) within 15 days after delivery of the Improvement Notice, LICENSEE and UTSCC shall undertake negotiations for the acquisition by LICENSEE of rights to such Improvement. If LICENSEE fails to deliver a timely Notice of Interest, or if UTSCC, Board and LICENSEE fail to enter into a written agreement within 60 days after delivery of the Notice of Interest or such additional time as may be agreed to by the parties, Board and UTSCC shall be free to consult with and license such Improvement to any other firm and LICENSEE shall have no further rights to the Improvement. BOARD and UTSCC shall not enter into any agreement with any other party unless such agreement is, overall, more favorable to UTSCC than the last offered by LICENSEE.

C. BOARD and UTSCC hereby grant to LICENSEE the right to use the names “Board of Regents, The University of Texas System”, “M. D. Anderson Hospital and Tumor Institute” and “The University of Texas System Cancer Center” (“Names”) to the extent necessary to enforce and protect LICENSEE’S rights under Board Patent Rights; and subject to the written approval of UTSCC and, where required, BOARD, to use the Names for such other purposes as UTSCC and BOARD shall permit and may, under law, allow ; provided however, that LICENSEE shall not be obligated to use such Names in any manner.

D. BOARD and UTSCC hereby grant to LICENSEE the right of access to, during normal business hours, and the use of, all experimental or other data which relate in any manner to the BOARD Patent Rights or the BOARD Technical Information, including without limitation, all data which BOARD has provided to the United States Patent Office, the Food and Drug Administration (FDA) or any other state, federal, foreign or local regulatory authority which relate in any manner to the BOARD Patent Rights or the BOARD Technical Information, and BOARD and UTSCC agree that they will not use, or permit the use of, such information and data, nor do anything else which will adversely affect LICENSEE’S rights under this Agreement in any manner. BOARD and UTSCC shall cooperate fully with LICENSEE, at LICENSEE’S expense, in order to obtain the regulatory approval of any state, federal, foreign or local authority which now is or later becomes necessary to develop manufacture, use, market or sell any Product. Such cooperation shall include, but not be limited to, obtaining all necessary regulatory approvals which are now required, or may in the future be required to manufacture, use, market or sell any Product for use in any application thereof. BOARD and UTSCC shall execute any and all documents reasonably necessary to obtain such approvals upon request by LICENSEE. LICENSEE shall reimburse BOARD and UTSCC for any reasonable out-of-pocket costs, plus overhead not to exceed 50% of out-of-pocket costs, including attorneys’ fees, incurred by BOARD and UTSCC in connection with such cooperation. At such time as clinical trials are commenced, LICENSEE agrees that it will enter into an appropriate agreement with UTSCC regarding the conduct of such trials but LICENSEE shall not be required to conduct such trials at UTSCC.

E. UTSCC shall promptly provide LICENSEE and shall continue to provide LICENSEE, during the term of this Agreement, with all information relating to (i) pharmacological, toxicological or clinical data, (ii) synthetic, formulative, manufacturing or analytical data, and (iii) such other chemical, physical or biological data which UTSCC may now or in the future possess or control which relates in any manner to the Licensed Subject Matter or Improvements, except for that information made confidential by law or prior agreement.

F. The parties recognize that LICENSEE may encounter patents or other proprietary rights held by third parties which dominate activities covered by the BOARD Patent Rights or BOARD Technical Information, and that cross-licenses between the BOARD (or LICENSEE) and such third parties may be necessary in order to enable LICENSEE to exercise the rights granted under this Agreement. In that event, LICENSEE has the right to enter into cross-licensing agreements with third parties and to grant cross-licenses under any or all of the BOARD Patent Rights or BOARD Technical Information, provided:

1. BOARD and UTSCC are consulted beforehand and are reasonably satisfied that the third party does in fact hold a patent or own other proprietary rights that limits LICENSEE’s ability to exercise the rights granted herein.

2. In BOARD’s and UTSCC’s reasonable judgement, the rights received by LICENSEE under such cross-licensing agreement cover only Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes and are not directed to other products;

3. BOARD incurs no financial or legal liabilities under the cross-licensing;

4. Any money or the value of any equipment, including license issue fees (and not including proceeds from sale of marketing rights as described in Paragraph III.A.3.), received by LICENSEE in exchange for such cross-licensing is treated as Net Sales for Products.

III.

ROYALTIES AND PAYMENTS

A. In consideration of the grant by BOARD to LICENSEE of this license, LICENSEE shall pay to UTSCC as follows:

1. For each Licensed Patented Product or Process, an earned royalty as set forth in the schedule below:

Royalty Basis	Royalty Rate
$0 - $10 million	10%
$10 million - 35 million	5%
Over $35 million	3%

of the Net Sales made by LICENSEE or its Subsidiaries in all countries where a patent included within the BOARD Patent Rights issues, or a patent application included within the BOARD Patent Rights has been filed and is pending, with claims covering such Licensed Patented Product or Process, until the expiration or other termination of such patents or applications, or a determination of the invalidity or unenforceability thereof by a court of final jurisdiction or the determination that such patent will not issue.

For purposes of calculating royalties under the above schedule (under this Paragraph III.A.1. and the following Paragraph III.A.2.), and for reporting purposes hereunder, each separate therapeutic drug, regardless of application, shall be considered a single licensed Product or Process, and all non-therapeutic Products and Processes shall be considered in the aggregate as a single licensed Product or Process.

2. An earned royalty of one-half the rate described in Paragraph III.A.1., hereinabove, for the same schedule of Net Sales for each Licensed Non-Patented Product or Process by LICENSEE or its Subsidiaries during the term of this Agreement. Further, and except as provided in Paragraph III.A.4., if a Licensed Patented Product or Process becomes a Licensed Non-Patented Product or Process (e.g. upon abandonment of a previously pending patent application), the royalty basis shall include Net Sales of said Product or Process made when said Product or Process was a Licensed Patented Product or Process.

3. An earned royalty of forty percent (40%) of the royalty received by the LICENSEE or its Subsidiaries from their sublicensees hereunder, such royalty to be measured upon and based on the actual proceeds received by LICENSEE or its Subsidiaries under the sublicense agreement and not the total Net Sales generated by the marketing or distribution of the Products by the sublicensee. Such earned royalty shall be due for as long as LICENSEE or its Subsidiary is receiving from the sublicensee proceeds relating to the rights licensed hereunder, but not in excess of the duration of this Agreement.

In addition, in the event LICENSEE transfers or sells any of the marketing rights to any Product to a non-related corporation, firm, association, partnership, or other entity, the proceeds from such sale of marketing rights is hereby expressly excluded from the terms of this Article III, and no royalty payments shall be due thereon, provided, however, that income to LICENSEE derived from the sales of any Product by said entity, association, firm, partnership or corporation shall be subject to the royalty provided in this Paragraph III.A.3; and provided further, that the total royalty under Paragraphs III.A.1., III. A.2. and III.A.3. shall not in any event exceed that amount which would otherwise be due and payable under Paragraphs III.A.1. or III.A.2., as the case may be, had such royalties been paid on the ultimate sale of such Product in the marketplace.

4. In no event will LICENSEE be obligated to pay royalties under Paragraphs III.A.1., III.A.2. or III.A.3 simultaneously for Net Sales of any particular Product in any given country. A single royalty will be due on the sale of each Product by LICENSEE or its Subsidiaries, no matter how many items in the BOARD Patent Rights or BOARD Technical Information cover such Product. No royalty shall be due or payable on a Licensed Patented Product or Process after the BOARD Patent Rights covering said Licensed Patented Product or Process have expired.

5. Earned royalties in the amount set out in Paragraph III.A.2. shall accrue in each country only for the period that the LICENSEE is the exclusive commercial source in that country of a Licensed Non- Patented Product or Process. The term “exclusive commercial source” as used above shall mean that the LICENSEE is the sole commercial source of the Licensed Non-Patented Product or Process in that country and that there is no commercial product available in that country that is substantially equivalent in market acceptance, except as may otherwise be provided, brought about, or allowed by LICENSEE. If the LICENSEE believes that it is not the exclusive commercial source of a Licensed Non-Patented Product or Process in any designated country, then it shall also notify BOARD and provide reasonable evidence thereto. Within 45 days of receipt of said notice and evidence, BOARD shall notify the LICENSEE in writing of its acceptance or rejection of the evidence as to the existence of another commercial source. Upon acceptance by BOARD, the LICENSEE shall, as of said date of acceptance, no longer have any obligation to pay royalties on Net Sales in that country based on the amount set out in Paragraph III.A.2. herein. In such event, the amount set out in Paragraph III.A.2. shall be reduced to an amount equal to one-third (1/3) of the applicable amount, and LICENSEE shall pay such reduced royalty amount.

6. Except as provided in Paragraph VI. C., below, BOARD understands that, in order to successfully market Products and Processes covered by this Agreement, LICENSEE makes no warranty that it will market the Products or Processes covered by this Agreement or, if LICENSEE does market any of such Products or Processes, that they will be the exclusive means by which LICENSEE will participate in this field. All business decisions relating to use, manufacture, sale or marketing of Products covered under this Agreement will be within the sole discretion of LICENSEE.

7. In the event that LICENSEE enters into a joint venture with another entity and utilizes the rights granted herein in combination with the technology of such entity or any of LICENSEE’s technology not subject to this Agreement, then Net Sales for purposes of calculating royalties as provided in Paragraphs III.A.1 or III.A.2. hereunder, as the case may be, shall be deemed to be LICENSEE’s income received from such joint venture that is derived from utilization of the rights granted herein.

8. Where a Product is not sold separately but is sold in combination with or as part of other products, the Net Sales of the Product so sold shall be calculated, for the purpose of computing royalties due, by applying to the total selling price of the combination or composite product a fractional multiplier having as its denominator the total selling price of the combined or composite product (determined by generally accepted accounting principles) and as its numerator the selling price of the included Product (similarly determined).

9. LICENSEE shall pay UTSCC cash bonuses of $200,000.00 for each NDA approved Product conceived, discovered, or reduced to practice by the Researchers/Inventors.

IV.

REPORTING, PAYMENT AND MARKING

A. LICENSEE agrees to keep proper records and books of account in accordance with generally accepted accounting principles, showing the sales upon which the royalty payments of LICENSEE are based, and all other information necessary for the accurate determination of payment to be made hereunder and to deliver to UTSCC, within forty-five (45) days after each calendar quarter ending on March 31, June 30, September 30 and December 31, a report showing the information on which the payments herein provided are calculated and to accompany each such report with the payments shown to be due thereby.

B. On reasonable written notice, UTSCC at its own expense, shall have the right, exercisable only once in any calendar year, to have an independent certified public accountant or an appropriate representative of UTSCC, reasonably satisfactory to LICENSEE, inspect and audit the books and records of LICENSEE, its Subsidiaries and its sublicensees during usual business hours of LICENSEE, its Subsidiaries and its sublicensees for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than three years following the expiration of such period. If such inspection and audit results in a discrepancy in the correctness of the payments due under this Agreement in an amount in excess of five percent (5%) of the monies due to UTSCC for any single quarter audited, LICENSEE shall pay any and all costs or fees associated with said audit and charged to UTSCC by said independent accounting firm, together with the corrected amount of royalty payments due hereunder, or give notice of challenge or intent to challenge the audit results, within thirty (30) days after LICENSEE’s receipt of the audit results. Upon determination that such a challenge has failed, LICENSEE shall make any required payments, as described in the preceding sentence, together with interest thereon at the per annum prime rate announced or established by Texas Commerce Bank, National Association, Houston, Texas during the period of nonpayment or at the maximum rate allowed by law, whichever is lower.

C. Royalties based on Net Sales in any foreign country shall be payable to BOARD in the United States in United States Dollars. Dollar amounts shall be calculated using the foreign exchange rate, as published by the Wall Street Journal (corrected for typographical errors), in effect for such foreign currency on the last business day of each calendar quarter for which a report is required. Where royalties are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, LICENSEE has the right to place UTSCC’s royalties in a bank account in such country in the name of and under the sole control of UTSCC; provided, however, that the bank selected be reasonably acceptable to UTSCC and that LICENSEE inform UTSCC of the location, account number, amount and currency of money deposited therein. After UTSCC has been so notified, those monies shall be considered royalties duly paid to UTSCC, will be completely controlled by UTSCC, and LICENSEE will have no further responsibility with respect thereto.

D. All foreign taxes on royalty payments hereunder, imposed upon or required to be withheld from such royalty payments by LICENSEE, its Subsidiaries or its sublicensees, shall be deducted from such payments (but not in excess of BOARD royalties). LICENSEE shall make timely payment of such foreign taxes and evidence of such timely payment shall be delivered to BOARD at the time of the reports with respect to such royalty payments. LICENSEE agrees, however, to assist BOARD in recovering or preventing the levy or withholding of any such taxes, provided that LICENSEE shall be reimbursed for its out-of-pocket expenses incurred in rendering any such assistance.

E. LICENSEE agrees to mark all Licensed Patented Products or Processes sold by it or its sublicensees covered by the BOARD Patent Rights with appropriate patent marking, such marking to be agreed upon between the parties hereto, and where there is a copyright interest to be protected, to provide notice of copyright for the Product sufficient to maintain legal claim to copyright in the country of origin of such Product.

V.

ADDITIONAL PATENT APPLICATIONS AND RIGHT TO FILE SUIT

A. 1. LICENSEE shall reimburse BOARD for its reasonable out-of-pocket costs, including attorneys’ fees, of filing and prosecuting the existing patents or patent applications included in Schedule I attached hereto.

2. BOARD shall file additional patent applications in the United States and in any foreign countries in which LICENSEE notifies BOARD that LICENSEE desires applications relating to the Licensed Subject Matter to be filed, and such additional patent applications, and patents issuing thereon, shall be included within the BOARD Patent Rights, or, with prior approval of BOARD, LICENSEE may file any particular patent application. LICENSEE shall reimburse BOARD for its reasonable out-of-pocket costs, including attorneys’ fees, of filing and prosecuting such additional patent applications. BOARD, at its expense, shall be free to file in any foreign country not elected by LICENSEE, provided that BOARD provides LICENSEE with thirty (30) days advance written notice of its desire to file for any such patent and that no filing deadline would be missed by such notice. If LICENSEE does not notify BOARD within such time period of its desire to have BOARD file for a patent on LICENSEE’s behalf, then the patent rights associated with such filing shall not be licensed under this Agreement.

3. BOARD shall have the full and complete control over the prosecution of such domestic and foreign patent applications, but shall keep LICENSEE advised as to such patent prosecution by supplying to LICENSEE copies of any official actions, amendments, responses and other correspondence, including copies of patents or other material referred to or cited therein, within a reasonable period of time after receipt or filing thereof by BOARD.

4. In the event that BOARD elects not to file or prosecute a patent application relating to the Licensed Subject Matter, LICENSEE shall have the right to file and prosecute any such application at its own expense and such application shall be included in BOARD Patent Rights and subject to the terms of this Agreement.

B. 1. LICENSEE shall have the right, exercisable at LICENSEE’s sole discretion, to file and control the prosection of any and all suits seeking to enjoin or recover damages from any and all infringers of any patent which is then included within the BOARD Patent Rights or any proprietary Rights within the BOARD Technical Information, and shall have the right to join BOARD as a party in any such suit filed by LICENSEE. LICENSEE shall bear the expense of any such suit, and any amounts recovered, whether by final judgement, settlement or otherwise, as a result of such suit shall be the sole property of LICENSEE, the net proceeds of which (after deductions for attorney’s fees and other reasonable expenses incurred in conjunction with such proceedings) shall be subject to the royalty and reporting provisions of Articles III and IV, and treated as additional Net Sales of a single Product.

2. In the event that LICENSEE shall not institute or prosecute any suit to enjoin or recover damages from any infringer, BOARD may do so at its sole expense, provided BOARD has first given LICENSEE 60 days’ advance notice of its intention to take such action and, provided further, that LICENSEE has not itself taken or advised BOARD of its intent to take appropriate action during such 60-day period. Any amounts recovered in an action brought by BOARD, whether by final judgement, settlement or otherwise in any such suit shall be the sole property of BOARD.

3. LICENSEE and BOARD agree that neither will settle any action commenced by it in a manner that is prejudicial to any BOARD Patent Rights or BOARD Technical Information without the other party’s prior written approval. BOARD and LICENSEE each agree that it will promptly notify the other of any infringement or potential infringement of any BOARD Patent Rights or BOARD Technical Information which comes to its attention.

4. In any suit or dispute involving any infringement, BOARD and LICENSEE shall cooperate fully, and upon the request of the party bringing suit, the other party shall make available all appropriate personnel and all relevant records, papers, information, samples, specimens, and the like which may be relevant and in its possession or control. In the event a court of final jurisdiction determines that the BOARD Patent Rights (or any portion thereof) are invalid or unenforceable, no further royalty payment on the Product arising from the invalid or unenforceable Board Patent Rights or such portion thereof (as applicable), shall be due or owing hereunder.

5. Except as otherwise provided in this Paragraph V.B.5 or Paragraph II.F., in the event the making, using or selling of the Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes is determined, by a court of final competent jurisdiction, to infringe one or more claims of a valid, subsisting patent or other proprietary right owned by a third party, no royalty payments shall be due BOARD with respect to such Product or Process from such infringing activities in that jurisdiction from the time such determination is made until such patent or other proprietary right expires. In the event that any party hereto is able to negotiate with a third party a license for royalties based on a good faith assessment of the strength and enforceability of said third party’s patent or other proprietary right, royalty payments due under Article III will be paid only to the extent that such payments exceed any royalty payments made by LICENSEE to such third party as a result of such negotiated license but in no event shall such payments be reduced below fifty percent (50%) of that otherwise due.

VI.

DURATION AND TERMINATION

A. Unless otherwise provided herein, this Agreement shall remain in full force and effect until the later to occur of (i) the expiration of the last patent relating to the Licensed Subject Matter or Improvement licensed hereunder or (ii) seventeen (17) years from the date of the last Notice of Acceptance (as hereinafter defined). A “Notice of Acceptance” is a written communication by one of UTSCC and LICENSEE to the other of such parties advising (a) in the case of such notice originating from UTSCC, that new technology covered by this Agreement has been licensed to LICENSEE hereunder, or (b) in the case of such notice originating from LICENSEE, that LICENSEE has accepted the license of new technology that is covered by this Agreement; or, in the event that no patent issues and no such Notice of Acceptance is given under rights granted herein, this Agreement automatically terminates seventeen (17) years after the effective date of this Agreement. It is understood that no royalties shall be due on any sales of Licensed Patented Products or Processes in any country where the applicable BOARD Patent Rights have previously expired or where, pursuant to other provisions of this Agreement, no further royalty payments are due for other reasons.

B. This Agreement may be terminated by either party, if the other party substantially fails to perform or otherwise materially breaches any of the material terms, covenants or provisions of this Agreement, such termination to be effected in accordance with the provisions hereof. In such event, the non-breaching party shall give written notice of intent to terminate to the breaching party stating the grounds therefor. The party receiving the notice shall have sixty (60) days thereafter to correct such breach. If such breach is not corrected within said sixty (60) days after notice as aforesaid, then the party sending the notice of intent to terminate, at its option, may terminate this Agreement by further written notice thereof to the party in breach, provided however, that if such breaching party notifies the terminating party that it is in good faith attempting to cure such breach, describing the manner thereof, or if the breach is incurable and the breaching party is willing to compensate in damages, such termination may not occur during the period of such cure or negotiation of damages.

C. BOARD shall have the right, upon ninety (90) days’ written notice, to terminate the license grant with respect to a particular Product without terminating this Agreement if LICENSEE has failed to commercialize such Product. If the LICENSEE shall demonstrate to the reasonable satisfaction of the BOARD that it has an ongoing and active research, developmental, manufacturing, marketing, clinical testing, or licensing program, directed toward production and sale of such Product, then LICENSEE shall be deemed to have satisfied the requirements herein to commercialize such Product.

D. In the event either LICENSEE or UTSCC (a) discontinues business, except for assignments permitted pursuant to Article X herein, or pursuant to the granting of any sublicenses permitted hereunder to the extent that such sublicenses do not conflict with Article X herein, (b) applies for or consents to appointment of a receiver, trustee or liquidator for it or all or a substantial portion of its assets, (c) has filed against it an involuntary petition in bankruptcy which is not dismissed or stayed within one hundred twenty (120) days of filing, or (d) files a voluntary petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, then at any time thereafter for so long as such event continues in effect, UTSCC, with respect to any such action by or against LICENSEE, and LICENSEE, with respect to any such action by or against UTSCC, may terminate this Agreement with respect to such defaulting party upon written notice thereof to the defaulting party, provided, however, that with respect to the occurrences described in (b), (c) and (d) above, this Agreement shall not be terminable so long as LICENSEE is in good faith attempting to reorganize, pursuant to Chapter 11 of the Bankruptcy Code, so as to continue its operations.

E. In the event of termination of the Agreement in whole or in part for any reason whatsoever, the following shall apply, limited, however, to those BOARD Patent Rights and BOARD Technical Information being terminated and applicable Products:

1. No party shall thereby be discharged from any liability or obligation to any other party which became due or payable prior to the effective date of such termination;

2. If LICENSEE, its Subsidiaries or its sublicensees then possess Products, have started the manufacture thereof or have accepted orders therefor, LICENSEE, its Subsidiaries or sublicensees shall have the right to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Products, and/or manufacture and sell Products, in order to fulfill such accepted orders, subject to the obligation of LICENSEE to pay BOARD the earned royalty payments and provide the reports therefor as provided in Articles III and IV of this Agreement;

3. Subject to Paragraph VI.E.2., LICENSEE shall discontinue, and shall cause its Subsidiaries and sublicensees to discontinue, the manufacture, use, marketing and sale of Products, and shall, at BOARD’S option, terminate or assign any sublicenses granted hereunder to BOARD, and LICENSEE shall immediately discontinue use of the Names; and

4. All rights sold, assigned or transferred by BOARD to LICENSEE hereunder and then subject to termination shall revert to BOARD, and LICENSEE agrees to execute all instruments necessary and desirable to revest said rights in BOARD.

5. LICENSEE’S right to file and prosecute suits against infringers for activities occurring during the term of this Agreement shall survive the termination or expiration of this Agreement.

VII.

ADDRESSES

A. Any notice, communication, request, instruction, payment or other document required or permitted herein shall be deemed delivered upon mailing by regular mail (except in the case of notice provided for herein, in which case certified mail, return receipt requested, shall be required), postage prepaid, or by prepaid telegram, or upon personal delivery, to the parties at the following addresses:

If to the LICENSEE:	Argus Pharmaceuticals, Inc.
2170 Buckthorne Place, Suite 350-A
The Woodlands, Texas 77380
Attention: President

If to UTSCC:	Mr. Steven C. Schultz
Executive Vice President
for Administration
The University of Texas System
Cancer Center
1515 Holcombe
Houston, Texas 77030

If to BOARD or SYSTEM:	Office of General Counsel
The University of Texas System
201 West 7th Street
Austin, Texas 78701

(or at such other address in care of such other person as hereafter shall be designated in writing by any party). With respect to any notices to the BOARD, SYSTEM, or UTSCC involving intellectual property right matters, a copy shall be sent to:

System Intellectual Property Officer

Office of General Counsel

The University of Texas System

201 West 7th Street

Austin, Texas 78701

VIII.

CONFIDENTIAL INFORMATION

A. BOARD, UTSCC and LICENSEE each agree that all information relating to the R & D Contract and the Licensed Subject Matter and Improvements licensed hereunder contained in documents marked “Confidential” which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement or said R & D Contract, and not disclosed by the recipient party (except as required by law), its agents or employees without the prior written consent of the forwarding party, unless such information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors, or assigns, (iii) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (iv) was already known by the recipient party at the time of disclosure or (v) was independently conceived, discovered, or reduced to practice or (vi) is required to be submitted to a government agency pursuant to any obligation imposed or right granted hereunder.

Each party’s obligation of confidence hereunder shall be fulfilled by using the same degree of care with the other party’s confidential information it uses to protect its own confidential information. Nothing contained herein shall prevent BOARD, UTSCC or LICENSEE, its Subsidiaries or its sublicensees from disclosing information to the extent such information is required to be disclosed, and after securing or making a good faith effort to secure confidentiality limitations comparable to the foregoing, (i) in connection with the securing of necessary governmental authorization for LICENSEE’s, its Subsidiaries’ or sublicensees’ manufacture, use or sale of a Licensed Patented Product or Process or Licensed Non-Patented Product or Process, (ii) for the purpose of BOARD’s, UTSCC’s, LICENSEES’s, or any of their Subsidiaries’ or sublicensees’ compliance with governmental regulations, (iii) for the purpose of sublicensing or distribution and sale as provided for herein, or (iv) in connection with the development, manufacture, use or sale of any Product as provided for herein.

Except as herein expressly provided, or as provided in the R & D Contract, UTSCC and BOARD further agree that they will not use the BOARD Patent Rights or BOARD Technical Information for the benefit of any party other than LICENSEE, itself and Board, or that any such use (except as provided for noncommercial academic purposes) shall be solely for the performance of its obligations under such Agreement. UTSCC shall obtain appropriate written agreements from all persons other than employees that may have access to the BOARD Patent Rights or BOARD Technical Information pursuant to which such party agrees to so maintain in strict confidence all such material and not to use such material except for the benefit of LICENSEE, UTSCC or Board, and UTSCC shall obligate all employees to maintain the confidentiality of all such information and not to use such material except as permitted in such

Agreements. The obligations imposed by this section shall exist for so long as this Agreement is in force and for a period of three (3) years thereafter, unless a license grant is terminated for failure to commercialize in accordance with Paragraph VI. C., above, or for failure to pay as provided in Articles III and IV, or because of any other material default of LICENSEE hereunder, in which cases UTSCC’s and BOARD’s obligations of confidentiality with respect to such Licensed Subject Matter also terminate.

IX.

ENTIRE AGREEMENT

A. This Agreement, together with the R & D Contract, as well as the schedules and exhibits thereto and hereto, contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement and is to be interpreted in accordance with the laws of the State of Texas.

X.

ASSIGNMENT

A. This Agreement may not be assigned by any party, without the prior written consent of the other parties, which consent shall not be unreasonably withheld, provided that LICENSEE may assign this Agreement to any purchaser or transferee of all or substantially all of LICENSEE’s business upon prior written notice to BOARD, and provided further, that nothing shall prevent LICENSEE from entering into sublicensing agreements, or the sale of marketing rights as herein provided, with other parties. This Agreement shall be binding upon and inure to the benefit of BOARD, UTSCC, LICENSEE and their respective permitted assigns and sublicensees and successors in interest.

LICENSEE agrees that it shall provide copies of all sublicenses and assignments to UTSCC.

XI.

REPRESENTATIONS AND WARRANTIES

BOARD, and where applicable, UTSCC, make the following representations and warranties, as of the effective date hereof;

A. Except as otherwise disclosed to LICENSEE, BOARD represents and warrants that it owns the entire right, title and interest in and to the BOARD Patent Rights, including without limitation the patents and patent applications listed on Schedule I., and the BOARD Technical Information and that there are no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied which are inconsistent with any provision of this Agreement, except to the extent that research funded by Federal Government grants may be subject to a reserved non-exclusive license to the Government. Except for the foregoing, BOARD represents and warrants that it has the sole right to grant licenses under the BOARD Patent Rights and BOARD Technical Information and that it has not granted a license, made any assignment, or granted any rights with respect thereto, to any other person.

B. BOARD and UTSCC represent and warrant that, to the best of their knowledge and except as otherwise disclosed to LICENSEE, no individual or entity has asserted that BOARD, or any employee, agent, representative or other person affiliated with BOARD is infringing or has infringed any foreign or domestic patent or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how which relates in any manner to the subject matter of this Agreement.

C. BOARD and UTSCC represent and warrant that they have no knowledge that any person or individual is infringing or has infringed any foreign or domestic patent included within the BOARD Patent Rights, or has misappropriated or improperly used or disclosed any trade secret, confidential information, or know-how included within the BOARD Technical Information.

D. BOARD and UTSCC represent and warrant that they have received no notice that any patent or patent application listed on Schedule I. is the subject of any reexamination proceeding or any pending interference, opposition, cancellation or other protest proceeding.

E. BOARD and UTSCC represent and warrant that they have no knowledge of any foreign or domestic patent or patent application which is reasonably expected by BOARD to restrict LICENSEE from manufacturing, using or selling any Product.

F. Except as otherwise disclosed to LICENSEE, BOARD and UTSCC represent and warrant that neither of them is aware of any sponsored research and development program between UTSCC and a party other than LICENSEE which relates to or in any way affects the Licensed Subject Matter. BOARD and UTSCC shall not enter into any agreement which will adversely affect the ability of LICENSEE to exercise the rights granted herein, without the prior written consent by an authorized representative of LICENSEE.

XII.

INDEMNIFICATION

A. LICENSEE agrees to indemnify and hold harmless UTSCC, SYSTEM, BOARD and their Regents, officers, agents and employees (“Indemnified Person”) from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities conducted pursuant to this Agreement, provided, however, that any such liability, loss or damage resulting from, arising out of, or incident to, directly or indirectly, the following subsections a. or b. is excluded from this indemnification:

a. Any negligent or willful failure to comply with any applicable FDA or other governmental requirements; or

b. The negligence or willful malfeasance of an Indemnified Person.

UTSCC agrees to endeavor in good faith to provide LICENSEE with a copy of a notice of claim or action which is a matter subject to indemnification in accordance with the terms hereof, in order for LICENSEE to defend such claim or action. LICENSEE shall have the right to control the defense of any such claim or action, at its own expense. UTSCC and Board agree to cooperate with LICENSEE in the defense of such claim or action. Failure of UTSCC to notify LICENSEE as required above or to cooperate with

LICENSEE, which failure materially adversely affects LICENSEE’s ability to defend such claim or action or directly results in LICENSEE incurring liability hereunder, shall relieve LICENSEE from any obligation of indemnification hereunder. In the event that an Indemnified Person who is no longer associated with UTSCC, SYSTEM or BOARD fails to notify UTSCC, BOARD or LICENSEE of, or cooperate with LICENSEE with respect to, any claim or action which is a matter subject to indemnification in accordance with the terms hereof, which failure materially adversely affects LICENSEE’s ability to defend such claim or action or directly results in LICENSEE incurring liability hereunder, LICENSEE shall be relieved from its obligation of indemnification to such Indemnified Person hereunder.

XIII.

PUBLICITY AND NEWS RELEASES

BOARD, UTSCC, and LICENSEE acknowledge that any party hereto may wish to distribute periodically informational releases and announcements to the news media regarding this Agreement. No party shall release such materials containing the name of another party or any of its employees without the prior approval by an authorized representative of such party, which said approval shall not be unreasonably withheld. Should a party reject a proposed news release, the parties agree to discuss the reasons for such rejection, and every effort shall be made to develop an appropriate informational news release.

XIV.

MISCELLANEOUS

A. CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

B. SEVERABILITY. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

C. EFFECTIVE DATE. This Agreement shall be effective as of the date of the execution of the R & D.Contract by both LICENSEE and UTSCC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM

BY:	/s/ Michael E. Patrick	Date:
Michael E. Patrick
Executive Vice Chancellor for Asset Management

ATTEST:

BY:		Date:
Executive Secretary, Board of Regents The University of Texas System

APPROVED AS TO FORM:

BY:	/s/ Dudley R. Dobie, Jr.	Date:
Dudley R. Dobie, Jr.
Office of General Counsel The University of Texas System

CONTENT APPROVED:

THE UNIVERSITY OF TEXAS SYSTEM CANCER CENTER

BY:	/s/ Charles A. LeMaistre M.D.	Date:	6/30/88
Charles A. LeMaistre, M.D.
President

THE MACROPHAGE COMPANY, INC.
(to be renamed “ARGUS PHARMACEUTICALS, INC”)

BY:	/s/ Martin P. Sutter	Date:
Martin P. Sutter
President

SCHEDULE I

TO

EXCLUSIVE LICENSE AGREEMENT

1.	“Liposome Incorporated Nystatin” Lopez-Berestein, Juliano, Hopfer, Mehta, U.S. Serial No. 021,367. Filed March 3, 1987. (UTSCC: 048)

2.	“Liposome Compositions of Anthracycline Derivatives” Perez-Soler, Priebe, Lopez-Berestein, U.S. Serial No. 051,890. Filed May 19,1987. (UTSCC: 053)

3.	“Liposome Incorporated Mepartricin” Lopez-Berestein, Mehta, U.S. Serial No. 114,280. Filed October 27, 1987. (UTSCC: 056)

4.	“Formulation and Use of Retinoic Acid and its Analogues in the Treatment of Cancer” Lopez-Berestein, Mehta, Perez-Soler, patent search approved by UTSCC Patent Committee on February 9, 1987. (UTSCC: 062)

5.	“Esters of 3’-Deaminodoxorubicin, Liposomal Compositions Thereof and Methods for Their Use” Priebe, Patent Application U.S. filing approved by UTSCC Patent Committee August 11, 1987. (UTSCC: 064)

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